Exhibit 99.1

Covidien Completes Separation of Pharmaceuticals Business

DUBLIN, Ireland – July 1, 2013 – Covidien (NYSE: COV), a leading global provider of healthcare products, today announced it has completed the separation of its Pharmaceuticals business, which is now held by Mallinckrodt plc, a new independent company. Mallinckrodt will begin “regular way” trading on the New York Stock Exchange today under the symbol “MNK.”

The distribution of Mallinckrodt ordinary shares occurred on June 28, 2013. In the distribution, Mallinckrodt issued one ordinary share for every eight Covidien ordinary shares held as of the close of business on June 19, 2013, the record date for the distribution.

Covidien announced in December 2011 that it planned to spin-off the Pharmaceuticals business. While both businesses hold industry-leading positions, they have distinctly different business models, sales channels, customers and capital requirements. In addition, their respective innovation pipelines differ substantially in length, regulatory approval requirements, possible risks and potential returns. The spin-off will enable both businesses to pursue their own strategic and operational plans, including setting optimal levels of investment in research and development and creating business-appropriate capital structures.

“We wish our colleagues at Mallinckrodt continued success as they launch a new, independent specialty pharmaceuticals company focused on pain management and medical imaging diagnostics,” said José E. Almeida, Covidien Chairman, President and CEO. “Mallinckrodt has strong market positions based on its core strengths in manufacturing and pharmaceutical formulation.”

“Covidien is well positioned to deliver on its strategic initiatives, including broadening innovation focus, aggressively managing its portfolio, capitalizing on emerging markets opportunities and optimizing spending to provide for investments in innovation and growth,” said Mr. Almeida. “We are maintaining our long-term financial goals and continue to target top-line growth at or above the markets in which we compete.”

In fiscal 2012 excluding the Pharmaceuticals business, Covidien had annual sales of $9.9 billion, about evenly split between the U.S. and non-U.S markets. The Medical Devices business segment represented about 80% of the Company’s sales, with Medical Supplies comprising the remainder. The Company holds the number one or number two market position in categories representing approximately 90% of its sales.

Covidien looks to grow sales at or above the rate of the underlying markets and maintains its previously communicated long-term financial goals of mid-single digit sales growth and double-digit adjusted EPS growth over time. The Company plans to leverage its strong cash flow for long-term profitable growth and remains committed to returning at least 50% of its free cash flow to shareholders annually through dividends and share repurchases.

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading products in medical devices and supplies. With 2012 revenue of $9.9 billion, Covidien has 38,000 employees worldwide in 70 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS

Jacqueline Strayer	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
jacqueline.strayer@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Todd Carpenter
Vice President	Senior Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	todd.carpenter@covidien.com

NON-GAAP FINANCIAL MEASURES

This press release contains financial measures, including adjusted earnings per share and free cash flow, which are considered “non-GAAP” financial measures under applicable Securities & Exchange Commission rules and regulations.

These non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The Company’s definition of these non-GAAP measures may differ from similarly titled measures used by others. The Company defines free cash flow as net cash provided by continuing operating activities less capital expenditures.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of Covidien’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Covidien’s business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

FORWARD-LOOKING STATEMENTS

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about the effect of the spin-off of the Company’s Pharmaceuticals business. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, our ability to effectively introduce and market new products or keep pace with advances in technology, the reimbursement practices of a small number of large public and private insurers, cost-containment efforts of customers, purchasing groups, third-party payors and governmental organizations, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations and the Foreign Corrupt Practices Act, manufacturing or supply chain problems or disruptions, rising commodity costs, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, competition, risks associated with doing business outside of the United States, foreign currency exchange rates and environmental remediation costs. These and other factors are identified and described in more detail in our Annual Report on Form 10-K for the fiscal year ended September 28, 2012, and in subsequent filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.